Lake Sunapee Bank Group Announces Redemption of Remaining SBLF Preferred Shares

NEWPORT, NH -- (Marketwired - December 03, 2015) - Lake Sunapee Bank Group (NASDAQ: LSBG), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced that it has redeemed the remaining $8.0 million of its outstanding preferred securities issued under the U.S. Treasury's Small Business Lending Fund ("SBLF") program. The redemption was funded with retained earnings. Following the redemption, the Company has no preferred securities outstanding under the SBLF program.

Stephen R. Theroux, President and Chief Executive Officer, said, "Our participation in the SBLF program provided the opportunity to enhance our lending to small businesses throughout our markets in New Hampshire and Vermont. Under the program, we were able to increase our small business lending by more than 40%, funding more than $120 million in qualified small business loans during the initial measurement period, without placing pressure on our underlying capital levels. As we exit the program, we reflect on the SBLF program as a success for the Company, the Bank, our customers, and our stockholders."

About Lake Sunapee Bank Group

Lake Sunapee Bank Group is the holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. Lake Sunapee Bank Group, through its direct and indirect subsidiaries, operates 30 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 16 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For additional information contact:
Laura Jacobi
Executive Vice President
Chief Financial Officer
603-863-0886